Exhibit 99.4

December 3, 2009

SINOCOM PHARMACEUTICAL, INC.

VOTING AGREEMENT

Page I

VOTING AGREEMENT

THIS VOTING AGREEMENT is made and entered into as of this 3rd day of December, 2009, by and among Sinocom Pharmaceutical, Inc., a Nevada corporation (the Company), DBS Nominees (Private) Limited, a limited private company incorporated in Singapore (the Lead Investor) and each holder of the Company’s Series A Preferred Stock, $0.001 par value per share (Series A Preferred Stock) listed on Schedule 1 (together with any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to Clause 5.1 below, the Investors) and those certain stockholders of the Company listed on Schedule 2 (together with any subsequent stockholders, or any transferees, who become parties hereto as “Key Shareholders” pursuant to Clause 5.1 below, the Key Shareholders, and together collectively with the Investors, the Stockholders).

RECITALS

(A) Concurrently with the execution of this Agreement, the Company, the Key Shareholders and the Investors are entering into a Series A Preferred Stock Purchase Agreement (the Purchase Agreement) providing for the sale of shares of the Company’s Series A Preferred Stock, and in connection with that agreement the parties desire to provide the Investors with the right, among other rights, to designate the election of certain members of the board of directors of the Company (the Board of Directors) in accordance with the terms of this Agreement. Capitalized terms not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

(B) The parties also desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of the Company’s capital stock held by them will be voted on for the duration of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. VOTING PROVISIONS REGARDING BOARD OF DIRECTORS.

1.1 Size of the Board of Directors

Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board of Directors shall be set and remain at four (4) directors and may be increased only with the written consent of the Lead Investor. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board of Directors, including without limitation, all shares of the Company’s Common Stock, par value $0.001 per share (the Common Stock) and Series A Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2 Board Composition

Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following individuals shall be elected to the Board of Directors:

(a)	One (1) person designated by the Lead Investor (the Series A Director) for so long as at least 3,961,774 shares of Series A Preferred Stock (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like) are outstanding. The individual initially designated by the Lead Investor shall be made known to the Company on or before the Closing Date; and

(b)	For so long as the Key Shareholders hold at least 50% of the shares of Common Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like), three (3) individuals designated by the holders of a majority of the Shares of Common Stock held by the Key Shareholders, which individuals shall initially be Mr. Wan Chi Kwong, Mr. Ai Xuexiang and Mr. Pang Tuck Wing.

1.3 Failure to Designate a Board Member

In the absence of any designation from the persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving whose term has expired shall be re-elected if such person is then still eligible, able and willing to serve as provided herein.

1.4 Removal of Board Members

Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)	no director elected pursuant to Clauses 1.2 or 1.3 of this Agreement may be removed from office prior to the end of his term of service other than for cause (e.g. the commission of an act of fraud or embezzlement or the commission of a crime involving moral turpitude) unless (i) such removal is directed or approved by the affirmative vote of the Lead Investor (in the case of the Series A Director), or of the holders of a majority of the shares of stock, entitled under Clause 1.2 to designate that director or (ii) the person(s) originally entitled to designate or approve such director pursuant to Clause 1.2 is no longer so entitled to designate or approve such director;

(b)	any vacancies created by the resignation, removal or death of a director elected pursuant to Clauses 1.2 or 1.3 shall be filled pursuant to the provisions of this Clause 1; and

(c)	upon the request at any time in writing to the Company of any person or group of persons entitled to designate a director as provided in Clause 1.2(a) to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any person or group of persons entitled to designate directors to call a special meeting of Stockholders for the purpose of electing directors or otherwise arrange for the adoption of a circular resolution of the Stockholders in accordance with the provisions of the Amended Articles.

1.5 No Liability for Election of Recommended Directors

No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company (except where such designation was grossly negligent or done with intent to harm the interests of the Company or any of its subsidiaries), nor shall any Stockholder have any liability as a result of being obligated to vote for any such designee in accordance with the provisions of this Agreement.

1.6 Right to appoint an observer

For so long as at least 3,961,774 shares of Series A Preferred Stock (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like) are outstanding, the Investors (other than the Lead Investor) shall have the right to appoint and remove a representative to attend as an observer at:

(a)	every meeting of the Board of Directors; and

(b)	every meeting of any committee of the Board of Directors,

provided that an observer shall not be entitled to vote at any such meeting.

The appointment and removal of any representative pursuant to this Section shall be by written notice from the Investors (other than the Lead Investor) and shall take effect upon delivery of written notice thereof at the Company’s registered office or at any meeting of the relevant Board of Directors or any committee thereof. The individual initially designated by the Investors (other than the Lead Investor) shall be made known to the Company on or before the Closing Date and the Investors (other than the Lead Investor) agree to discuss with the Company the appointment or removal of any representative pursuant to this Section prior to such appointment or removal.

2. VOTE TO INCREASE AUTHORIZED COMMON STOCK

Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Series A Preferred Stock outstanding at any given time.

3. REMEDIES

3.1 Covenants of the Company

The Company agrees to use its reasonable efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s reasonable efforts to cause the nomination and election of the directors as provided in this Agreement.

3.2 Specific Enforcement

Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

3.3 Remedies Cumulative

All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4. TERM

This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (i) the closing of a Qualified Public Listing (as hereinafter defined), (ii) the date on which this Agreement is terminated by a writing executed by the Lead Investor, (iii) the dissolution or winding-up of the Company, (iv) immediately prior to the effective date of a Deemed Liquidation Event (as defined in the Certificate of Designations), (v) the first date on which less than 3,961,774 shares of Series A Preferred Stock (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like) are outstanding, or (vi) the fifteenth (15th) anniversary of this Voting Agreement.

For purposes of this Clause 4, “Qualified Public Listing” means (i) the listing of the Company’s Common Stock on the New York Stock Exchange or NASDAQ or (ii) the listing of the Company’s Common Stock on an internationally recognized non-U.S. stock exchange with the prior written consent of the Series A Majority Holders.

5. MISCELLANEOUS

5.1 Transfers

Each transferee or assignee of any Shares (other than shares of Common Stock issuable upon conversion of the Series A Preferred Stock) subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Shareholder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement (other than transfers involving the conversion of shares of the Series A Preferred Stock into shares of Common Stock) on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Clause 5.1. Each certificate representing the Shares subject to this Agreement (other than shares of Common Stock issuable upon conversion of the Series A Preferred Stock) if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Clause 5.14.

5.2 Successors and Assigns

Subject to the terms of the other Transaction Documents, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Key Shareholder or Investor without the prior written consent of the Company, which shall not be unreasonably withheld or delayed, except in connection with a transfer of Series A Preferred Stock in accordance with this Agreement. Any other attempt by an Investor or Key Shareholder without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.3 Governing Law

This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

5.4 Dispute Resolution

Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be finally settled by arbitration under the Rules in accordance with the Hong Kong International Arbitration Centre Procedures for the Administration of International Arbitration in force when the Notice of Arbitration is submitted in accordance with these Rules. There shall be three (3) arbitrators. The language of the arbitration shall be English.

The appointing authority shall be the Hong Kong International Arbitration Centre. The place of arbitration shall be in Hong Kong.

5.5 Effect of this Agreement during Arbitration

During the conduct of any arbitration proceedings pursuant to this Clause 5, this Agreement shall remain in full force and effect in all respects except for the matter under arbitration and the parties shall continue to perform their obligations hereunder, except for those obligations involved in the matter under dispute, and to exercise their rights hereunder.

5.6 Consolidation

(a)	The parties to this Agreement, the parties to the other Transaction Documents and their successors and assigns are bound by the Arbitration Agreements and the parties to the Arbitration Agreements agree to the consolidation of arbitrations in accordance with the provisions of this Clause 5.6.

(b)	In the event of two or more arbitrations having been commenced under one or more of the Arbitration Agreements, the First Tribunal may in its sole discretion, upon the application of any party to the arbitrations so commenced, order that the proceedings be consolidated before the First Tribunal if (i) there are issues of fact and/or law common to the arbitrations, (ii) the interests of justice and efficiency would be served by such a consolidation, and (iii) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

(c)	The First Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly. All parties shall take such steps as are necessary to give effect and force to any orders of the First Tribunal.

(d)	If the First Tribunal makes an order for consolidation, it: (i) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (ii) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (iii) may also give such directions as it considers appropriate (A) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration or arbitrator rendered functus officio under this Clause 5.6); and (B) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

(e)	Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the First Tribunal (except for the appointment of the arbitrators of the First Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order. Such cessation is without prejudice to (i) the validity of any acts done or orders made by such arbitrators before termination, (ii) such arbitrators’ entitlement to be paid their proper fees and disbursements and (iii) the date when any claim or defense was raised for the purpose of applying any limitation period or any like rule or provision.

(f)	The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the First Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Clause 5.6 where such objections are based solely on the fact that consolidation of the same has occurred.

5.7 Counterparts; Facsimile

This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.8 Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.9 Notices

All communications under this Agreement shall be in writing and in the English language and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid. All communications shall be sent to the respective parties at their address as set forth on Schedule 1 or Schedule 2 hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Clause 5.9. If notice is given to the Company, a copy shall also be sent to Freshfields Bruckhaus Deringer, 11/F, Two Exchange Square, Central, Hong Kong, Attention: Calvin Lai, (facsimile: (852) 2810 6192) and if notice is given to Stockholders, a copy shall also be given to Lovells, 11th Floor, One Pacific Place, 88 Queensway, Hong Kong, Attention: Owen Chan, (facsimile: (852) 2219 0222).

5.10 Consent Required to Amend, Terminate or Waive

This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) the Key Shareholders holding a majority of the Shares then held by the Key Shareholders; and (c) the Series A Majority Holders (including the Lead Investor). Notwithstanding the foregoing:

(a)	this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Shareholder without the written consent of such Investor or Key Shareholder unless such amendment, termination or waiver applies to all Investors or Key Shareholders, as the case may be, in the same fashion;

(b)	any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party; and

(c)	Clause 1.2(a) of this Agreement shall not be amended or waived without the written consent of the Lead Investor and Clause 1.2(b) of this Agreement shall not be amended or waived without the written consent of the Key Shareholders.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Clause 5.10 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

5.11 Delays or Omissions

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.12 Severability

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.13 Entire Agreement

This Agreement (including the Exhibits hereto), the Amended Articles, and the Certificate of Designation and the other Transaction Documents (each as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly cancelled.

5.14 Legend on Share Certificates

Each certificate representing any Shares (other than shares of Common Stock issuable upon conversion of the Series A Preferred Stock) issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares (other than shares of Common Stock issuable upon conversion of the Series A Preferred Stock) issued after the date hereof to bear the legend required by this Clause 5.14 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing the Shares (other than shares of Common Stock issuable upon conversion of the Series A Preferred Stock) upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares (other than shares of Common Stock issuable upon conversion of the Series A Preferred Stock) to bear the legend required by this Clause 5.14 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

5.15 Stock Splits, Stock Dividends, etc.

In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Clause 5.14.

5.16 Manner of Voting

The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

5.17 Further Assurances

Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.18 Aggregation of Stock

All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first above written.

COMPANY

SINOCOM PHARMACEUTICAL, INC.,
a Nevada Corporation

By:	/s/ Mr. Chi Kwong Wan
Name:	Mr. Chi Kwong Wan
Title:	Chairman

[Signature page to the Voting Agreement]

INVESTORS

DBS NOMINEES (PRIVATE) LIMITED,

By:	/s/ Stanley Leung
Name:	Stanley Leung
Title:	Senior Vice President

SEAVI ADVENT EQUITY V (A) LTD,

By:	/s/ Teo Yi-Dar
Name:	Teo Yi-Dar
Title:	Director

[Signature page to the Voting Agreement]

KEY SHAREHOLDERS

/s/ Chi Kwong Wan
Chi Kwong Wan

/s/ Xuexiang Ai
Xuexiang Ai

EASTERN WEALTHY INTERNATIONAL INVEST LIMITED, a British Virgin Islands Corporation

By:	/s/ Xuexiang Ai
Name:	Xuexiang Ai
Title:	Sole Director

[Signature page to the Voting Agreement]

SCHEDULE 1

INVESTORS

Investor Name and Address	Number of Shares
Series A Preferred Stock
DBS NOMINEES (PRIVATE) LIMITED, 6 Shenton Way, DBS Building Tower One, #30-01 CapMkts-Private Equity, Singapore 068809 Facsimile: (65) 6220 7487 Attention: Joan Lee Yian Tan	8,451,786

SEAVI ADVENT EQUITY V (A) LTD, c/o #05-04/05 Odeon Towers, 331 North Bridge Road, Singapore 188720 Facsimile: (65) 6339 8247 Attention: Hoe Boon Kwee / Teo Yi-Dar	7,395,313

TOTAL	15,847,099

SCHEDULE 2

KEY SHAREHOLDERS

Name and Address	Number of Shares of Common Stock Held
Chi Kwong Wan c/o Anqing Zhongxi Yao, Ltd., No 2, Jing Jiu Road, Middle Wei Er Road, Industrial Park 1.3, Development Zone, Anqing City, Anhui Province, PRC (facsimile: (86) 556-5523735)	34,237,146

Xuexiang Ai c/o Anqing Zhongxi Yao, Ltd., No 2, Jing Jiu Road, Middle Wei Er Road, Industrial Park 1.3, Development Zone, Anqing City, Anhui Province, PRC (facsimile: (86) 556-5523735)	Mr. Ai is the beneficial owner of the shares held by Eastern Wealthy International Invest Limited.

Eastern Wealthy International Invest Limited c/o Mr. Xuexiang Ai, No 2, Jing Jiu Road, Middle Wei Er Road, Industrial Park 1.3, Development Zone, Anqing City, Anhui Province, PRC (facsimile: (86) 556-5523735)	8,055,799

SCHEDULE 3

ADOPTION AGREEMENT

This Adoption Agreement (Adoption Agreement) is executed on [—], 20[—], by the undersigned (the Holder) pursuant to the terms of that certain Voting Agreement dated as of [—], 2009 (the Agreement), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the Stock), for one of the following reasons (Check the correct box):

☐	as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	as a transferee of Shares from a party in such party’s capacity as a “Key Shareholder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Shareholder” and a “Stockholder” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	SINOCOM PHARMACEUTICAL, INC.

Name and Title of Signatory

Address:	By:

Title:

Facsimile Number: